Exhibit 5.1
[SHEARMAN & STERLING LLP LETTERHEAD]
December 4, 2009
(416) 360-8484
Odyssey Re Holdings Corp.
300 First Stamford Place
Stamford, Connecticut 06902
Ladies and Gentlemen:
We have acted as counsel to Odyssey Re Holdings Corp., a corporation organized under the laws of Delaware (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”), with respect to restricted equity value rights (“REVRs”), which represent general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Odyssey Re Holdings Corp. Restricted Share and Equity Value Plan, amended as of October 28, 2009 (the “Plan”).
In that connection, we have reviewed originals or copies of the following documents:
(a)	The Registration Statement;

(b)	The certificate of ownership and merger and by-laws of the Company, as amended to date; and

(c)	Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.
In our review of the documents, we have assumed:
(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.
(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the documents and in certificates of public officials and officers of the Company.

(e)	That the issuance and performance by the Company of the REVRs do not, except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it and

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except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due issuance or performance by the Company of the REVRs or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.
We have not independently established the validity of the foregoing assumptions.
“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company and the REVRs, and the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company or the REVRs because such law, rule or regulation is part of a regulatory regime applicable to the Company or any of its affiliates due to the specific assets or business of the Company or such affiliate.
Our opinion set forth below is based on the text of the Plan as referenced in the Exhibit Index to the Registration Statement.
Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that, when the REVRs have been duly issued in accordance with the terms of the Plan, the REVRs will be valid and binding obligations of the Company, enforceable in accordance with their terms.
Our opinion expressed above is subject to the following qualifications:
(a)	Our opinion is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

(b)	Our opinion is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinion is limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.
This opinion letter is rendered to you in connection with the above matter. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

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This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required under Section 7 of Securities Act of 1933, as amended, or the General Rules and Regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Shearman & Sterling LLP